Exhibit 99.1

PRESS RELEASE

UNITED COMMUNITY BANCORP

ANNOUNCES STOCK OFFERING RESULTS

AND EXPECTED CLOSING

Lawrenceburg, Indiana – January 8, 2013 – United Community Bancorp (Nasdaq: “UCBA”) (the “Company” or “UCB”) announced today the results of the stock offering conducted by United Community Bancorp, an Indiana corporation (“new United Community Bancorp”), the proposed successor holding company to UCB in connection with the Company’s pending conversion from mutual holding company to stock holding company form. The closing of the conversion and offering, which is expected to occur on January 9, 2013, is subject to the satisfaction of customary closing conditions.

As a result of the conversion and offering, United Community MHC and UCB will cease to exist and new United Community Bancorp will become the parent holding company of United Community Bank and will be wholly owned by public shareholders.

A total of 3,060,058 shares of common stock will be sold in the subscription and community offerings at $8.00 per share, including 194,007 shares of common stock to be purchased by the United Community Bank Employee Stock Ownership Plan. All valid orders received in the subscription and community offerings will be filled in full. As part of the conversion, each existing share of UCB currently held by the Company’s public shareholders will be converted into the right to receive 0.6573 of a share of new United Community Bancorp common stock. The exchange ratio ensures that, after the conversion and offering, the current public shareholders of United Community Bancorp will maintain approximately the same ownership interest in new United Community Bancorp as they owned in UCB. Cash will be issued in lieu of fractional shares based on the offering price of $8.00. Total shares outstanding after the completion of the offering and the exchange will be approximately 5,149,997 shares before taking into account adjustments for fractional shares.

New United Community Bancorp’s common stock is expected to trade on the Nasdaq Global Market under the trading symbol “UCBA” beginning on January 10, 2013.

Stock certificates for shares purchased in the subscription and community offerings are expected to be mailed to subscribers on or about January 11, 2013. Existing UCB shareholders holding shares in street name or in book-entry form will receive shares of new United Community Bancorp common stock within their accounts. UCB shareholders holding shares in certificated form will be mailed a letter of transmittal on or about January 11, 2013. Unless existing shareholders of UCB elect to receive their shares of new United Community Bancorp common stock in book-entry form, their shares of new United Community Bancorp common stock will be issued in certificated form. Shareholders will receive cash in lieu of fractional shares after returning their UCB stock certificates and a properly completed letter of transmittal to new United Community Bancorp’s transfer agent.

Sandler O’Neill & Partners, L.P. acted as marketing agent for new United Community Bancorp. Kilpatrick Townsend & Stockton LLP acted as legal counsel to UCB and new United Community Bancorp.

UCB is the holding company of United Community Bank, headquartered in Lawrenceburg, Indiana. United Community Bank currently operates eight offices in Dearborn County and Ripley County, Indiana.

This press release contains certain forward-looking statements about the conversion and offering. Forward-looking statements include statements regarding anticipated future events and can be identified by the fact that they do not relate strictly to historical or current facts. They often include words such as “believe,” “expect,” “anticipate,” “estimate,” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could,” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties. Certain factors that could cause actual results to differ materially from expected results include delays in consummation of the conversion and offering, increased competitive pressures, changes in the interest rate environment, general economic conditions or conditions within the securities markets, and legislative and regulatory changes that could adversely affect the business in which the Company and United Community Bank are engaged.

A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. This press release is neither an offer to sell nor a solicitation of an offer to buy common stock. The offer will be made only by means of the written prospectus forming part of the registration statement.

The shares of common stock of new United Community Bancorp are not savings accounts or savings deposits, may lose value and are not insured by the Federal Deposit Insurance Corporation or any other government agency.

Contact:	United Community Bancorp
William F. Ritzmann, President and Chief Executive Officer
(812) 537-4822